Exhibit (a)(xxvii)

THE GABELLI EQUITY TRUST INC.

ARTICLES OF AMENDMENT

The Gabelli Equity Trust Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Article V (1) of the charter of the Corporation, as previously amended and supplemented (the “Charter”), is hereby further amended by deleting it in its entirety and inserting in lieu thereof the following:

(l)	The total number of shares of stock that the Corporation shall have authority to issue is Four Hundred Seventy Million (470,000,000) shares, with a par value of $.001 per share for each class of stock, and with an aggregate par value of Four Hundred Seventy Thousand Dollars ($470,000) of which Four Hundred Thirty-Seven Million Twenty-Four Thousand Nine Hundred (437,024,900) shares are designated as common stock of the Corporation, Two Thousand Three Hundred Twenty (2,320) shares are designated as “Series C Auction Rate Cumulative Preferred Stock” of the Corporation, Six Hundred Thirty-Six Thousand One Hundred Forty (636,140) shares are designated as “5.875% Series D Cumulative Preferred Stock” of the Corporation, Eight Hundred Eighty (880) shares are designated as “Series E Auction Rate Preferred Stock” of the Corporation, Two Million Eight Hundred Ninety-Four Thousand Three Hundred Seventeen (2,894,317) shares are designated as “Series G Cumulative Preferred Stock” of the Corporation, Three Million Eight Hundred Six Thousand One Hundred Four (3,806,104) shares are designated as “5.00% Series H Cumulative Preferred Stock” of the Corporation, One Million Three Hundred Thousand (1,300,000) shares are designated as “5.45% Series J Cumulative Preferred Stock” of the Corporation, and Three Million Six Hundred Twenty-Three Thousand Three Hundred Twenty (3,623,320) shares are designated as “5.00% Series K Cumulative Preferred Stock” of the Corporation, One Million (1,000,000) shares are designated as “4.25% Series M Cumulative Preferred Stock” of the Corporation, Three Hundred Twenty-Five Thousand (325,000) shares are designated as “5.25% Series N Cumulative Preferred Stock” of the Corporation, Eight Million (8,000,000) shares are designated as “5.20% Series Q Cumulative Preferred Stock” of the Corporation and Eleven Million, Three Hundred Eighty-Seven Thousand Nineteen (11,387,019) shares are designated as preferred stock of the Corporation without further designation.

SECOND: The foregoing amendment to the Charter was approved by at least a majority of the entire Board of Directors pursuant to Article V (7) of the Charter. The amendment is limited to a change expressly authorized by Section 2-105(a)(13) of the Maryland General Corporation Law to be made without action by the stockholders.

THIRD: (a) The total number of shares of stock of all classes of the Corporation heretofore authorized was 370,000,000 shares, with a par value of $.001 per share for each class of stock and with an aggregate par value of $370,000, of which:

(1)	337,024,900 shares were classified as common stock,

(2)	2,320 shares were classified as “Series C Auction Rate Cumulative Preferred Stock”,

(3)	636,140 shares were classified as “5.875% Series D Cumulative Preferred Stock”,

(4)	880 shares were classified as “Series E Auction Rate Preferred Stock”,

(5)	2,894,317 shares were classified as “Series G Cumulative Preferred Stock”,

(6)	3,806,104 shares were classified as “5.00% Series H Cumulative Preferred Stock”,

(7)	1,300,000 shares were classified as “5.45% Series J Cumulative Preferred Stock”,

(8)	3,623,320 shares were classified as “5.00% Series K Cumulative Preferred Stock”,

(9)	1,000,000 shares were classified as “4.25% Series M Cumulative Preferred Stock”,

(10)	325,000 shares were classified as “5.25% Series N Cumulative Preferred Stock”,

(11)	8,000,000 shares were classified as “5.20% Series Q Cumulative Preferred Stock”, and

(12)	11,387,019 shares were classified as preferred stock without further designation.

(b) The total number of shares of stock of all classes of the Corporation as hereby increased is 470,000,000 shares, with a par value of $.001 per share for each class of stock and with aggregate par value of $470,000, of which:

(1)	437,024,900 shares are classified as common stock,

(2)	2,320 shares are classified as “Series C Auction Rate Cumulative Preferred Stock”,

(3)	636,140 shares are classified as “5.875% Series D Cumulative Preferred Stock”,

(4)	880 shares are classified as “Series E Auction Rate Preferred Stock”,

(5)	2,894,317 shares are classified as “Series G Cumulative Preferred Stock”,

(6)	3,806,104 shares are classified as “5.00% Series H Cumulative Preferred Stock”,

(7)	1,300,000 shares are classified as “5.45% Series J Cumulative Preferred Stock”,

(8)	3,623,320 shares are classified as “5.00% Series K Cumulative Preferred Stock”,

(9)	1,000,000 shares are classified as “4.25% Series M Cumulative Preferred Stock”,

(10)	325,000 shares are classified as “5.25% Series N Cumulative Preferred Stock”,

(11)	8,000,000 shares are classified as “5.20% Series Q Cumulative Preferred Stock”, and

(12)	11,387,019 shares are classified as preferred stock without further designation.

FOURTH: The preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications and terms and conditions of redemption of the classes of shares of stock referred to in these Articles of Amendment were not changed by these Articles of Amendment.

FIFTH: The undersigned officer of the Corporation hereby acknowledges, in the name and on behalf of the Corporation, that these Articles of Amendment are the corporate act of the Corporation and states further, under the penalties of perjury, that to the best of such officer’s knowledge, information and belief, the matters and facts set forth herein with respect to authorization and approval are true in all material respects.

- Signature Page Follows -

IN WITNESS WHEREOF, The Gabelli Equity Trust Inc. has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Secretary as of this 2nd day of March, 2026.

WITNESS:			THE GABELLI EQUITY TRUST INC.

By:	/s/ Peter Goldstein		By:	/s/ John C. Ball
	Name:	Peter Goldstein		Name:	John C. Ball
	Title:	Secretary		Title:	President

4